J.P. Morgan ETF Efficiente 5 Index

Performance Update - November 2011

OVERVIEW

JPMorgan ETF Efficiente 5 Index is a J.P. Morgan strategy that seeks to generate returns through investing in exchange traded funds ("ETFs") and a cash index to provide exposure to a universe of diverse assets based on the efficient frontier portfolio analysis approach.

Hypothetical and Actual Historical Performance -October 31, 2001 to October 31,
2011
[GRAPHIC OMITTED]

Key Features of the Index

[] The strategy is based on a universe of 12 ETFs covering a broad range of assets and geographic regions, and a cash index.
[] Monthly rebalancing of portfolio allocation, with all positions financed by short term borrowing of cash.
[] Targets a volatility of 5%.
[] Levels published on Bloomberg under the ticker EEJPUS5E.

Hypothetical and Actual Historical Volatility --October 31, 2001 to October 31,
2011
[GRAPHIC OMITTED]

Recent Index Performance
                         October 2011 September 2011 August 2011
------------------------ ------------ -------------- -----------
Historical Return(1)         1.44%          0.45%       3.07%
------------------------ ------------ -------------- -----------

Recent Index Composition

                                              iShares                                                iShares S and P                       iShares  JPMorgan
         SPDR S and P              iShares   IBOXX H/Y  iShares  iShares MSCI      iShares JP           GSCI Cmdty- iShares DJ  iShares  IBOXX INV Cash Index
             500 ETF  iShares     MSCI EAFE   CORP     Barclays (20+) Emerging Mkt Morgan EM  SPDR Gold  Indexed    US Real    Barclays  GR Corp    USD 3
              Trust  Russell 2000 Index Fund  BOND      Year TR    Index           Bond Fund    Trust      Trust     Estate    TIPS Bond   Bond     Month
-------------------- ------------ ---------- --------- -------- ------------------ ---------- --------- ----------- ---------- --------- --------- ----------
   Nov-11 15.0%       0.0%         0.0%      0.0%      20.0%     0.0%               5.0%      10.0%      0.0%       0.0%       5.0%      5.0%      40.0%
-------------------- ------------ ---------- --------- -------- ------------------ ---------- --------- ----------- ---------- --------- --------- ----------
   Oct-11 10.0%       0.0%         0.0%      0.0%      20.0%     0.0%               5.0%       5.0%      0.0%       0.0%       10.0%     10.0%     40.0%
-------------------- ------------ ---------- --------- -------- ------------------ ---------- --------- ----------- ---------- --------- --------- ----------

November 14, 2011

Comparative Hypothetical and Historical Total Returns (%), Volatility (%) and Correlation -- October 31, 2011
                                                                                    Ten Year
                                 Three Year         Five Year         Ten Year      Annualized   Ten Year     Ten Year
                              Annualized Return Annualized Return Annualized Return  Volatility Sharpe Ratio  Correlation
----------------------------- ----------------- ----------------- ----------------- ----------- ------------- -----------
ETF Efficiente Index               10.1%              5.5%              6.2%          5.9%         1.047       100.0%
----------------------------- ----------------- ----------------- ----------------- ----------- ------------- -----------
S and P 500 (Price Return)          9.0%              -1.9%             1.7%          21.9%        0.077        19.2%
----------------------------- ----------------- ----------------- ----------------- ----------- ------------- -----------
Barclays Aggregate Bond Index
                                    7.7%              3.9%              3.1%          4.1%         0.756        32.3%
(Excess Return)
----------------------------- ----------------- ----------------- ----------------- ----------- ------------- -----------

Notes

Hypothetical, historical performance measures: Represent the performance of the
ETF Efficiente Index based on, as applicable to the relevant measurement period, the hypothetical backtested daily closing levels through October 28,
2010, and the actual historical performance of the ETF based on the daily closing level from October 29, 2010 through October 31, 2011, as well as the performance of the S and P 500 Index ("S and P 500"), and the Barclays Aggregate Bond
Index (Excess Return) over the same periods. For purposes of these examples, each index was set equal to 100 at the beginning of the relevant measurement period and returns are calculated arithmetically (not compounded). There is no guarantee the ETF Efficiente Index will outperform the S and P 500 Index, the
Barclays Aggregate Bond Index (Excess Return) or any alternative investment strategy. Sources: Bloomberg and JPMorgan.

Volatility is calculated from the historical returns, as applicable to the relevant measurement period, of the S and P 500 Index and the Barclays Aggregate
Bond Index
(Excess Return). Volatility represents the annualized standard deviation of the relevant index's arithmetic daily returns since October 31, 2001. The Sharpe
Ratio, which is a measure of risk-adjusted performance, is computed as the ten year annualized historical return divided by the ten year annualized volatility.

The back-tested, hypothetical, historical annualized volatility and index leverage have inherent limitations. These volatility and leverage results were achieved by means of a retroactive application of a back-tested volatility model designed with the benefit of hindsight. No representation is made that in the future the relevant indices will have the volatility shown. Alternative modeling techniques or assumptions might produce significantly different results and may prove to be more appropriate. Actual annualized volatilities and leverage may vary materially from this analysis. Source: Bloomberg and
JPMorgan.

Key Risks

[] There are risks associated with a momentum-based investment strategy--The
ETF Efficiente Index (the "Strategy") is different from a strategy that seeks long-term exposure to a portfolio consisting of constant components with fixed weights. The Strategy may fail to realize gains that could occur from holding assets that have experienced price declines, but experience a sudden price spike thereafter.

[] Correlation of performances among the basket constituents may reduce the performance of strategy--performances among the basket constituents comprising the index from time to time (the "Basket Constituents") may become highly correlated from time to time during the term of your investment. High correlation during periods of negative returns among Basket Constituents representing any one sector or asset type that have a substantial weighting in the Strategy could have a material adverse effect on the performance of the
Strategy.

[] Our affiliate, JPMSL, is the Calculation Agent and may adjust the Index in a way that affects its level--The policies and judgments for which JPMSL is responsible could have an impact, positive or negative, on the level of the
Index and the value of your investment. JPMSL is under no obligation to consider your interest as an investor in securities linked to the Index.

[] The Index may not be successful, may not outperform any alternative strategy related to the Basket Constituents, or may not achieve its target volatility of
5%.

[] The investment strategy involves monthly rebalancing and maximum weighting caps applied to the Basket Constituents by asset type and geographical region.

[] Changes in the value of the Basket Constituents may
offset each other.

[] An investment linked to the Index is subject to risks associated with
non-U.S. securities markets, such as emerging markets and currency exchange risk.

[] The Index was established on October 29, 2010 and has a limited operating history

The risks identified above are not exhaustive. You should also review carefully the related "Risk Factors" section in the relevant product supplement and the
"Selected Risk Considerations" in the relevant term sheet or pricing supplement.

For more information on the Index and for additional key risk information see
Page 9 of the Strategy Guide at
http://www.sec.gov/Archives/edgar/data/19617/000095010311004252/crt_dp26676-fwp
..pdf

DISCLAIMER

JPMorgan Chase and Co. ("J.P. Morgan") has filed a registration statement
(including a prospectus) with the Securities and Exchange Commission (the "SEC")
for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular product supplement, the relevant term sheet or pricing supplement, and any other documents that J.P. Morgan will file with the SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities.
You may get these documents without cost by visiting EDGAR on the SEC Website at
www.sec.gov. Alternatively, J.P. Morgan, any agent, or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement and term sheet or pricing supplement, if you so request by calling toll-free (866) 535-9248.

Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No.
333-155535

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